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                                                      EXHIBIT 10.1

                            FIRST INDUSTRIAL, L.P.
                                STANDARD FORM
                           INDUSTRIAL BUILDING LEASE
                                (Multi-Tenant)

1.   BASIC TERMS

    This Section 1 contains the Basic Terms of this Lease between Landlord and Tenant, named below. Other Sections of the Lease referred to in this Section1 explain and define the Basic Terms and are to be read in conjunction with the Basic Terms.
    1.1   Date of Lease:  June 6, 2000

    1.2   Landlord:  First Industrial,  L.P., a Delaware limited partnership

    1.3   Tenant:  inTEST Corporation, a New Jersey corporation

    1.4 Premises: 80,000 sq. ft. of space at 3 Computer Drive, Cherry Hill Industrial Park, Cherry Hill Township, Camden County, New Jersey, as depicted in Exhibit "A"

    1.5   Property:  See Exhibit "B"

    1.6 Lease Term: Ten (10) years ("Term"), commencing upon the completion of Work Items (herein defined), as set forth in Exhibit "C" ("Commencement Date") and ending on the last day of the month in which the tenth anniversary of the Commencement Date occurs, unless sooner terminated as provided in this Lease ("Expiration Date")

    1.7 Permitted Uses: Administrative, marketing and technical support offices; design and manufacturing facilities for test head positioners, docking systems and products related to automated test equipment (See Section
4)

    1.8   Tenant's Guarantor:  None

    1.9   Brokers:  None

    1.10 Security Deposit: $31,750.00 including the existing security deposits under the Prior Leases, herein defined, which Security Deposits shall be transferred to Landlord and held as part of the Security Deposit hereunder.

    1.11  Base Rent Payable by Tenant is:

          Years               Per Annum              Per Month
          -----              -----------             ----------
           1-3               $381,000.00             $31,750.00
           4-6               $409,200.00             $34,100.00
            7                $440,400.00             $36,700.00
            8                $453,600.00             $37,800.00
            9                $467,220.00             $38,935.00
            10               $481,200.00             $40,100.00

    1.12 Initial Estimated Additional Rent Payable by Tenant: $130,800.00 per annum; $10,900.00 per month, subject to Section 3

    1.13  Tenant's Proportionate Share:  44.20%

    1.14 Riders to Lease: The following riders are attached to and made a part of this Lease. See Exhibits "A", "B", "C", "D" and "E" attached hereto and made a part hereof.

    1.15  Tenant's SIC Number:  3999

2.   LEASE OF PREMISES; RENT

    2.1 Lease of Premises for Lease Term. Landlord hereby leases the Premises to Tenant, and Tenant hereby rents the Premises from Landlord, for
the Term and subject to the conditions of this Lease.   The Lease for the
Premises includes the non-exclusive right to use the Common Areas, herein defined, subject to the terms hereof.

    2.2 Types of Rental Payments. Tenant shall pay rents of (a) net base rent payable in monthly installments as set forth in Section 1.11 hereof, in advance, on the first day of each and every calendar month during the Term of this Lease (the "Base Rent"); and (b) Tenant's Proportionate Share of Operating Expenses (defined below) and any other amounts owed by Tenant hereunder (collectively, "Additional Rent"); and (c) in the event any monthly installment of Base Rent or Additional Rent, or both, is not paid within ten (10) days of the date when due, a late charge in an amount equal to five percent (5%) of the then delinquent installment of Base Rent and/or Additional Rent (the "Late Charge"; the Late Charge, Base Rent, Additional Rent and all other amounts payable under this Lease by Tenant shall be collectively referred to as "Rent"), to First Industrial Pennsylvania L.P., P.O. Box 33098, Newark, NJ 07188-0098 or if sent by overnight courier,
Attention: First Chicago National Processing Center, 3rd Floor, 300 Harmon Meadow Boulevard, Secaucus, NJ 07094, Attention: First Industrial Pennsylvania, L.P., Lockbox 33098 (or such other entity designated as Landlord's management agent, if any, and if Landlord so appoints such a management agent, the "Agent"), or pursuant to such other directions as Landlord shall designate in this Lease or otherwise in writing.

    2.3 Covenants Concerning Rental Payments. Tenant shall pay the Rent promptly when due, without notice or demand, and without any abatement, deduction or setoff, except as may otherwise be expressly and specifically provided in this Lease. No payment by Tenant, or receipt or acceptance by Agent or Landlord, of a lesser amount than the correct Rent shall be deemed to be other than a payment on account, nor shall any endorsement or statement on any check or letter accompanying any payment be deemed an accord or

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satisfaction, and Agent or Landlord may accept such payment without prejudice to its right to recover the balance due or to pursue any other remedy available to Landlord. If the Commencement Date occurs on a day other than the first day of a calendar month, the Rent due for the first calendar month of the Term shall be prorated on a per diem basis, and the Term will be extended to terminate at the end of the calendar month in which the Expiration Date stated in Section 1.5 occurs.

3.   OPERATING EXPENSES

    3.1 Definitional Terms Relating to Additional Rent. For purposes of this Section and other relevant provisions of the Lease:

         (a) Operating Expenses. The term "Operating Expenses" shall mean all costs and expenses paid or incurred with respect to the ownership, repair, replacement, restoration, maintenance and operation of the Property, including, without limitation, the following: (i) all costs, wages and benefits of employees or other agents of Landlord or Agent engaged in the operation, maintenance or rendition of other services to or for the Property;
(ii) to the extent not separately metered, billed, or furnished (e.g. electricity and gas), all charges for utilities and services furnished to either or both of the Property and the Premises (including, without limitation, the Common Areas [as hereinafter defined]), together with any taxes on such utilities; (iii) all premiums for casualty, workers' compensation, liability, boiler, flood and all other types of insurance provided by Landlord and relating to the Property; (iv) the cost of all supplies, tools, materials and equipment utilized in the ownership and operation of the Property, and sales and other taxes thereon; (v) amounts charged by any or all of contractors, materialmen and suppliers for services, materials and supplies furnished in connection with any or all of the operation, repair and maintenance of any part of the Property, including, without limitation, the structural elements of the Property and the Common Areas (including association assessments or charges for such maintenance and repairs); (vi) management fees to Agent or other persons or management entities actually involved in the management and operation of the Property (which persons or management entities may be Landlord or affiliates of Landlord); (vii) any capital improvements made by, or on behalf of, Landlord to the Property that are designed to reduce Operating Expenses (such costs being amortized over the useful life of the capital improvements, as reasonably determined by Landlord); (viii) all professional fees incurred in connection with the operation, management and maintenance of the Property; and
(ix) Taxes, as hereinafter defined.  "Operating Expenses" shall not include
(i) any shared costs or expenses, to the extent the same relate to property other than the Property; (ii) costs or expenses payable by any tenant directly; or (iii) any costs expenses reimbursed by insurance or other third party.

         (b) Taxes. The term "Taxes," as referred to in 3.1(a)(ix) above shall mean (i) all governmental taxes, assessments, fees and charges of every kind or nature (other than Landlord's income taxes), whether general, special, ordinary or extraordinary, due at any time or from time to time, during the Term and any extensions thereof, in connection with the ownership, leasing, or operation of the Property, or of the personal property and equipment located therein or used in connection therewith; and (ii) any reasonable expenses incurred by Landlord in contesting such taxes or assessments and/or the assessed value of the Property. For purposes hereof, Taxes for any year shall be Taxes that are due for payment or paid in that year rather than Taxes that
are assessed, become a lien, or accrue during such year.   Upon written
request by Tenant, Landlord agrees to consult with Tenant to review the current real estate tax assessment for the Property, provided Landlord reserves the right to determine whether or not an assessment appeal is maintained.

         (c) Operating Year. The term "Operating Year" shall mean the calendar year commencing January 1st of each year (including the calendar year within which the Commencement Date occurs) during the Term.

    3.2 Payment of Operating Expenses. Tenant shall pay as additional rent and in accordance with the requirements of Section 3.3, its Proportionate Share of the Operating Expenses as set forth in Section 3.3. The Additional Rent commences to accrue upon the Commencement Date. The Tenant's Proportionate Share of Operating Expenses payable hereunder for the Operating Years in which the Term begins and ends shall be prorated to correspond to that portion of said Operating Years occurring within the Term. Tenant's Proportionate Share of Operating Expenses and any other sums due and payable under this Lease shall be adjusted upon receipt of the actual bills therefor and the obligations of this Section 3 shall survive the termination or expiration of the Lease.

    3.3 Payment of Additional Rent. Landlord shall have the right to reasonably estimate the Operating Expenses for each Operating Year. Upon Landlord's or Agent's notice to Tenant of such estimated amount, Tenant shall pay, on the first day of each month during that Operating Year, an amount (the "Estimated Additional Rent") equal to the estimate of the Tenant's Proportionate Share of Operating Expenses divided by 12 (or the fractional portion of the Operating Year remaining at the time Landlord delivers its notice of estimated Operating Expenses due from Tenant). If the aggregate amount of Estimated Additional Rent actually paid by Tenant during any Operating Year is less than Tenant's actual ultimate liability for Operating Expenses for that particular Operating Year, as determined pursuant to Section 3.2, Tenant shall pay the deficiency within thirty (30) days of demand. If the aggregate amount of Estimated Additional Rent actually paid by Tenant during a given Operating Year exceeds Tenant's actual liability for such Operating Year, the excess shall be credited against the Estimated Additional Rent due from Tenant during the immediately subsequent Operating Year, except that in the event that such excess is paid by Tenant during the final Lease Year, then upon the expiration of the Term, Landlord or Agent shall pay Tenant the then applicable excess promptly after determination thereof. No interest shall be payable to Tenant on account of such payments of Estimated Additional Rent and such payments may be commingled.

    3.4 Review of Operating Expenses. As soon as practical following the end of each Operating Year (including the year in which the term of this Lease ends), Landlord shall deliver to Tenant a statement indicating the actual amount of Operating Expenses for such ended Operating Year. Tenant, at its sole cost and expense, shall have the right to be exercised no later than forty-five (45) days following the furnishing of the aforesaid statement to Tenant, upon ten (10) days' prior written notice to Landlord, to examine at a location determined by Landlord, the Landlord's backup support and date relating to Operating Expenses for the preceding operating Operating Year.

4.   USE OF PREMISES AND COMMON AREAS; SECURITY DEPOSIT

    4.1 Use of Premises. The Premises shall be used for the purpose(s) set forth in Section 1.6 above and for no other purpose whatsoever. Tenant shall not, at any time, use or occupy, or suffer or permit anyone to use or occupy, the Premises, or do or permit anything to be done in the Premises, in any manner that may (a) violate any Certificate of Occupancy for the Premises or the Property; (b) cause, or be liable to cause, injury to, or in any way impair the proper utilization of, all or any portion of the Property (including, but not limited to, the structural elements of the Property) or

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any equipment, facilities or systems therein; (c) constitute a violation of the laws and requirements of any public authority or the requirements of insurance bodies or the rules and regulations of the Property; (d) impair or tend to impair the character, reputation or appearance of the Property; or (e) unreasonably annoy, inconvenience or disrupt the operations or tenancies of other tenants or users of the Property, if any.

    4.2 Use of Common Areas. As used herein, "Common Areas" shall mean all areas within and adjoining the Property that are available for the common use of tenants of the Property and that are not leased or held for the exclusive use of Tenant or other tenants or licensees, including, but not limited to, parking areas, driveways, sidewalks, loading areas, streets, access roads, corridors, landscaping and planted areas. Tenant shall have the nonexclusive right to use the Common Areas for the purposes intended, subject to such reasonable rules and regulations as Landlord may uniformly establish from time to time and subject to such allocation of parking areas and driveways serving the Premises as Landlord shall reasonably determine. Tenant shall not interfere with the rights of any or all of Landlord, other tenants or
licensees, or any other person entitled to use the Common Areas.   Landlord,
from time to time, may change any or all of the size, location, nature and use of any of the Common Areas although such changes may result in inconvenience to Tenant, so long as such changes do not materially and adversely affect Tenant's use of the Premises or materially reduce Tenant's parking area. In addition to the foregoing, Landlord may, at any time, close or suspend access to any Common Areas to perform any acts in the Common Areas as, in Landlord's reasonable judgment, are desirable to improve or maintain the Premises or Property or are required in order to satisfy Landlord's obligations under either or both of Sections 13.2 and 18; provided, however, that Landlord shall use reasonable efforts not to disrupt Tenant's use and operation of the
Premises in connection therewith.   Landlord's actions shall be undertaken
following reasonable advance notice to Tenant unless required by reason of emergency. Set forth on the plan attached hereto as Exhibit "B" are the designated parking areas for Tenant and for the other tenants of the Property.
 Tenant shall not use parking facilities at the Property outside of Tenant's designated parking area.

    4.3 Signage. Tenant shall not affix any sign of any size or character to any portion of the Property, without prior written approval of Landlord, which approval shall not be unreasonably withheld or delayed. Tenant shall remove all signs of Tenant upon the expiration or earlier termination of this Lease and immediately repair any damage to either or both of the Property and the Premises caused by, or resulting from, such removal.

    4.4 Security Deposit. Simultaneously with the execution and delivery of this Lease, Tenant shall deposit with Landlord or Agent the sum set forth in
Section 1.9 above, in cash (the "Security"), representing security for the performance by Tenant of the covenants and obligations hereunder. The Security shall be held by Landlord or Agent, without interest, in favor of Tenant; provided, however, that no trust relationship shall be deemed created thereby and the Security may be commingled with other assets of Landlord. If Tenant defaults in the performance of any of its covenants hereunder, Landlord or Agent may, without notice to Tenant, apply all or any part of the Security, to the extent required for the payment of any Rent or other sums due from Tenant hereunder, in addition to any other remedies available to Landlord. If such application occurs, Landlord shall make a reasonable effort to so advise Tenant, in writing, promptly following such application. In the event the Security is so applied, Tenant shall, upon demand, immediately deposit with Landlord or Agent a sum equal to the amount so used. If Tenant fully and faithfully complies with all the covenants hereunder, the Security (or any balance thereof) shall be returned to Tenant within thirty (30) days after the last to occur of (i) the date the Term expires or terminates or (ii) delivery to Landlord of possession of the Premises. Landlord may deliver the Security to any purchaser of Landlord's interest in the Premises [or any Successor Landlord (defined below), if applicable], and thereupon Landlord and Agent shall be discharged from any further liability with respect to the Security.

5.   CONDITION AND DELIVERY OF PREMISES

    5.1 Condition of Premises. Tenant agrees that Tenant is familiar with the condition of the Premises and the Property, and Tenant hereby accepts the foregoing on an "AS-IS," "WHERE-IS" basis, subject, nevertheless to Landlord's completion of the Work Items, herein defined. Tenant acknowledges that neither Landlord nor Agent nor any representative of Landlord has made any representation as to the condition of the foregoing or the suitability of the foregoing for Tenant's intended use. Tenant represents and warrants that Tenant has made its own inspection of the foregoing. Neither Landlord nor Agent shall be obligated to make any repairs, replacements or improvements (whether structural or otherwise) of any kind or nature to the foregoing in connection with, or in consideration of, this Lease, except (a) as set forth in Sections 13.2 and 18 and (b) with respect to those improvements expressly and specifically described in Exhibit "C" attached hereto ("Work Items").
 Landlord agrees to make reasonable efforts to enforce, or cause Agent to enforce, upon Tenant's request, all manufacturer's or contractor's warranties, if any, issued in connection with any of the Work Items.

    5.2 Delay in Commencement. Landlord shall not be liable to Tenant if Landlord does not deliver possession of the Premises to Tenant on the Commencement Date. The obligations of Tenant under the Lease shall not thereby be affected, except that the Commencement Date shall be delayed until Landlord delivers possession of the Premises to Tenant, and the Lease Term shall be extended by a period equal to the number of days of delay in delivery of possession of the Premises to Tenant, plus the number of days necessary to end the Lease Term on the last day of a month.

6.   SUBORDINATION; NOTICES TO SUPERIOR LESSORS AND MORTGAGEES; ATTORNMENT

    6.1 Subordination. Provided that Tenant is provided with a reasonable and customary subordination, nondisturbance and attornment agreement duly executed by the holder of any mortgage or deed of trust or the landlord pursuant to any ground lease, this Lease shall be subject and subordinate at all times to all ground leases or underlying leases which may now exist or hereafter be executed affecting the Premises and/or the land upon which the Premises and Property are situated and to any mortgage or deed of trust which may now exist or be placed upon the Property, land, ground leases or underlying leases, or Landlord's interest or estate in any of said items, which is specified as security. Notwithstanding the foregoing, Landlord shall have the right to subordinate or cause to be subordinated any such ground leases or underlying leases or any such liens to this Lease. Tenant shall execute and deliver, upon demand by Landlord and in the form reasonably requested by Landlord, any additional documents evidencing the priority of subordination of this Lease with respect to any such ground leases or
underlying leases or any such mortgage or deed of trust.   Landlord represents
and warrants to Tenant that as of the Commencement Date, there are no mortgages, ground leases or underlying leases affecting Landlord's interest in the Property.

    6.2 Estoppel Certificates. Tenant agrees, from time to time and within ten (10) days after request by Landlord, to deliver to Landlord, or Landlord's designee, an estoppel certificate stating such matters pertaining to this Lease as may be reasonably requested by Landlord. Failure by Tenant to timely execute and deliver such certificate shall constitute an acceptance of the Premises and acknowledgment by Tenant that the statements included therein are true and correct without exception. Landlord and Tenant intend that any

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statement delivered pursuant to this section may be relied upon by any prospective purchaser or mortgagee of the Property or of any interest therein or any other Landlord designee.

    6.3 Transfer for Landlord. In the event of a sale or conveyance by Landlord of the Property, the same shall operate to release Landlord from any future liability for any of the covenants or conditions, express or implied, herein contained in favor of Tenant, and in such event Tenant agrees to look solely to Landlord's successor in interest with respect thereto and agrees to attorn to such successor.

7.   QUIET ENJOYMENT.

    Subject to the provisions of this Lease, so long as Tenant pays all of the Rent and performs all of its other obligations hereunder, Tenant shall not be disturbed in its possession of the Premises by Landlord, Agent or any other person lawfully claiming through or under Landlord. This covenant shall be construed as a covenant running with the Property and is not a personal covenant of Landlord.


8.   ASSIGNMENT, SUBLETTING AND MORTGAGING

    8.1 Prohibition. Tenant acknowledges that this Lease and the Rent due under this Lease have been agreed to by Landlord in reliance upon Tenant's reputation and creditworthiness and upon the continued operation of the Premises by Tenant for the particular use set forth in Section 4 above; therefore, Tenant shall not, whether voluntarily, or by operation of law, or otherwise: (a) assign or otherwise transfer this Lease; (b) sublet the Premises or any part thereof, or allow the same to be used or occupied by anyone other than Tenant; or (c) mortgage, pledge, encumber, or otherwise hypothecate this Lease or the Premises, or any part thereof, in any manner whatsoever, without in each instance obtaining the prior written consent of Landlord, which consent may be given or withheld in Landlord's sole, but reasonable, discretion. Any purported assignment, mortgage, transfer, pledge or sublease made without the prior written consent of Landlord shall be absolutely null and void. No assignment of this Lease shall be effective and valid unless and until the assignee executes and delivers to Landlord any and all documentation reasonably required by Landlord in order to evidence assignee's assumption of all obligations of Tenant hereunder. Any consent by Landlord to a particular assignment, sublease or mortgage shall not constitute consent or approval of any subsequent assignment, sublease or mortgage, and Landlord's written approval shall be required in all such instances. Any consent by Landlord to any assignment or sublease shall not be deemed to release Tenant from its obligations hereunder and Tenant shall remain fully liable for performance of all obligations under this Lease.

    8.2 Rights of Landlord. If this Lease is assigned, or if the Premises (or any part thereof) are sublet or used or occupied by anyone other than Tenant, whether or not in violation of this Lease, Landlord or Agent may (without prejudice to, or waiver of its rights), collect Rent from the assignee, subtenant or occupant. Landlord or Agent may apply the net amount collected to the Rent herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of any of the provisions of this Section 8. With respect to the allocable portion of the Premises sublet, in the event that the total rent and any other considerations received under any sublease by Tenant is greater than the total Rent required to be paid, from time to time, under this Lease, Tenant shall pay to Landlord fifty percent (50%) of such excess as received from any subtenant and such amount shall be deemed a component of the Additional Rent.

    8.3 Permitted Transfers. The provisions of Section 8.1(a) shall apply to a transfer of a majority of the voting stock of Tenant or to any other change in voting control of Tenant (if Tenant is a corporation), or to a transfer of a majority of the general partnership interests in Tenant or managerial control of Tenant (if Tenant is a partnership), or to any comparable transaction involving any other form of business entity, whether effectuated in one (1) or more transactions, as if such transfer were an assignment of this Lease; but said provisions shall not apply to such a transfer (or to a transfer arising by reason of a merger or consolidation or the transfer on the open market of publicly traded stock), provided, in any of such events, the successor to Tenant (or any party remaining liable for the obligations of Tenant hereunder) (i) has a net worth at least equal to the net worth of Tenant as of the Commencement Date or (ii) is capable of satisfying Tenant's obligations hereunder, in Landlord's reasonable judgment. Any such permitted transferee shall execute and deliver to Landlord any and all documentation reasonably required by Landlord in order to evidence assignee's assumption of all obligations of Tenant hereunder.

9.   COMPLIANCE WITH LAWS

    9.1 Compliance with Laws. Tenant shall, at its sole expense (regardless of the cost thereof), comply with all local, state and federal laws, rules, regulations and requirements now or hereafter in force and all judicial and administrative decisions pertaining thereto (collectively, "Laws") pertaining to the Premises or Tenant's use thereof, including, without limitation, any and all laws pertaining to Hazardous Materials (as hereinafter defined) or which otherwise deal with or relate to air or water quality, air emissions, soil or ground conditions or other environmental matters of any kind (collectively, "Environmental Laws") and the Americans with Disabilities Act, 42 U.S.C. 12101-12213, whether or not any of the foregoing were in effect at the time of the execution of this Lease. If any license or permit is required for the conduct of Tenant's business in the Premises, Tenant, at its expense, shall procure such license prior to the Commencement Date, and shall maintain in good standing such license or permit. Tenant shall give prompt notice to Landlord of any written notice it receives of the alleged violation of any law or requirement of any governmental or administrative authority with respect to the Premises or the use or occupation thereof. The judgment of any court of competent jurisdiction, or the admission of Tenant in any action or proceeding against Tenant, whether Landlord is a party thereto or not, that any such Law pertaining to the Premises has been violated, shall be conclusive of that fact as between Landlord and Tenant.

    9.2 Hazardous Materials. If during the Term (or any extension thereof) any Hazardous Material (defined below) is generated, transported, stored, used, treated or disposed of at, to, from, on or in the Premises: (i) Tenant shall, at its own cost, at all times comply (and cause all others to comply) with all laws (federal, state or local) relating to Hazardous Materials, including, but not limited to, all Environmental Laws, and Tenant shall further, at its own cost, obtain and maintain in full force and effect at all times all permits and other approvals required in connection therewith; (ii) Tenant shall promptly provide Landlord or Agent with complete copies of all communications, permits or agreements with, from or issued by any governmental authority or agency (federal, state or local) or any private entity relating in any way to the presence, release, threat of release, or placement of Hazardous Materials on or in the Premises or any portion of the Property, or the generation, transportation, storage, use, treatment, or disposal at, on, in or from the Premises, of any Hazardous Materials; (iii) Landlord, Agent and their respective agents and employees shall have the right to enter the Premises and/or conduct appropriate tests for the purposes of ascertaining Tenant compliance with all applicable laws (including Environmental Laws), rules or permits relating in any way to the generation, transport, storage, use, treatment, disposal or presence of Hazardous Materials on, at, in or from

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the Premises, the Property or any portion thereof; and (iv) upon reasonable written request by Landlord or Agent, Tenant shall provide Landlord with the results of appropriate tests of air, water or soil to demonstrate that Tenant complies with all applicable laws, rules or permits relating in any way to the generation, transport, storage, use, treatment, disposal or presence of Hazardous Materials on, at, in or from the Property or any portion thereof. This Section 9.2 does not authorize the generation, transportation, storage, use, treatment or disposal of any Hazardous Materials at, to, from, on or in the Premises in contravention of this Section 9. Tenant covenants to investigate, clean up and otherwise remediate any release of Hazardous Materials caused, contributed to or created by Tenant or any of Tenant's Parties at its sole expense. If any such investigation clean-up or remediation extends beyond the Expiration Date, Tenant shall be deemed a tenant at will under the second sentence of Section 20 and shall be subject to clauses (a) through (d) of such second sentence. Such investigation and remediation shall be performed only after Tenant has obtained Landlord's prior written consent; provided, however, that Tenant shall be entitled to respond immediately to an emergency without first obtaining such consent. All remediation shall be performed in strict compliance with Environmental Laws and to the satisfaction of Landlord. Tenant shall be liable for any and all conditions covered hereby, and for all costs relating thereto, which were caused or created by Tenant or any of Tenant's Parties. Tenant shall not enter into any settlement agreement, consent decree or other compromise with respect to any claims relating to any Hazardous Materials in any way connected to the Premises without first obtaining Landlord's written consent and affording Landlord the reasonable opportunity to participate in any such proceedings. As used herein, the term "Hazardous Materials" shall mean any waste, material or substance (whether in the form of liquids, solids or gases, and whether or not air-borne) which is or may be deemed to be or include a pesticide, petroleum, asbestos, polychlorinated biphenyl, radioactive material, urea formaldehyde or any other pollutant or contaminant which is or may be deemed to be hazardous, toxic, ignitable, reactive, corrosive, dangerous, harmful or injurious, or which presents a risk to public health or to the environment, and which is or becomes regulated by any Environmental Law.

    9.3 Tenant acknowledges that a portion of the Premises has been improved with floor tiling containing asbestos. Landlord and Tenant agree that Landlord shall install new vinyl tile upon the existing tiling as part of the Work Items (as defined in Exhibit "C" hereto). Prior to the Commencement Date, Tenant shall adopt an operations and maintenance plan reasonably satisfactory to Landlord respecting Tenant's use of that portion of the Premises improved with the floor tiling containing asbestos. Provided Tenant's use and operations in the Premises are consistent with the approved plan and Tenant's operations do not result in any disturbance of the existing tile, Landlord agrees to be responsible for any claims, demands or liabilities arising by reason of the continued existence of the existing floor tile in the Premises and for the expense of removing the existing floor tile if such removal is mandated by a legal requirement not related to the disturbance of the existing tile. If Tenant's use or operations in the Premises shall result in the disturbance of the existing tile, then Tenant shall be responsible for any claims, liabilities or demands arising from such disturbance and shall
take appropriate remediation measures relating to such disturbance.   If,
however, the new vinyl tile installed upon the existing tile shall require replacement because of ordinary wear and tear (as opposed to disturbance due to Tenant's use or operations), then in connection with the reflooring of the Premises, Landlord and Tenant shall each pay one-half of the expense attributable to removal of the existing tile. If as a result of casualty loss the existing floor tile is required to be removed, then Landlord shall be
responsible for such removal.   The determinations of whether or not the
existing floor tile is required to be removed, and the extent to which it is removed, shall be made through agreement by Landlord and Tenant, each exercising its reasonable judgment. In the event the parties are unable to agree, then the determination shall be made in an arbitration conducted by a single arbiter who is an expert in the subject matter of the dispute. The arbiter shall be selected jointly by Landlord and Tenant (or, failing agreement, selected by each party's selected expert). The decision of the arbiter shall be final and the costs of the arbitration shall be borne equally by Landlord and Tenant.

    9.4 ISRA. Tenant represents and warrants that Tenant's SIC (Standard Industrial Classification) number as designated in the Standard Industrial Classification System Manual prepared by the Office of Management and Budget, and as set forth in Section 1.15 hereof, is correct. Tenant represents that the specific activities intended to be carried on in the Premises are in accordance with Section 1.7 and Tenant covenants and agrees that it will not do or suffer anything which will cause its SIC number (or that of any assignee or subtenant) to fall within any of the following "major group" classifications of SIC numbers during the Term (and any exercised renewal term) hereof: 22 through 29 inclusive, 46 through 49 inclusive, 51 and 76 (together the "Covered Numbers"). Tenant further covenants and agrees to notify Landlord at least thirty (30) days prior to any change of facts which would result in the change of Tenant's SIC number from its present number to any of the covered Numbers. Upon such notice, Landlord shall have the right, at its option, to terminate this Lease within thirty (30) days of receipt of such notice by notifying Tenant in writing.

    If Tenant's operations at the Premises now or hereafter constitute an "Industrial Establishment" subject to the requirements of ISRA, then prior to: (1) closing operations or transferring ownership or operations of Tenant at the Premises (as defined under ISRA), (2) the expiration or sooner termination of this Lease, or (3) any assignment of this Lease or any subletting of any portion of the Premises; Tenant shall, at its expense, comply with all requirements of ISRA pertaining thereto. Without limitation of the foregoing, Tenant's obligations shall include (i) the proper filing of an initial notice under N.J.S.A. 13:1K-9(a) to the NJDEP and (ii) the performance of all remediation and other requirements of ISRA, including without limitation all requirements of N.J.S.A. 13:1K-9(b-l). In addition, upon written request of Landlord, Tenant shall cooperate with Landlord in obtaining approval under Environmental Laws of any transfer of the Building. Specifically in that regard, Tenant agrees that it shall (1) execute and deliver all affidavits, reports, responses to questions, applications or other filings required by Landlord and related to Tenant's activities at the Premises, (2) allow inspections and testing of the Premises during normal business hours, and (3) as respects the Premises, perform any requirement reasonably requested by Landlord necessary for the receipt of approvals under Environmental Laws, provided the foregoing shall be at no out-of-pocket cost or expense to Tenant except for clean-up and remediation costs arising from Tenant's violation of this Section.

    If Tenant is not obligated to comply with ISRA, then, prior to the expiration or sooner termination of this Lease or any assignment or subletting of any portion of the Premises, Tenant shall, at Tenant's expense, and at Landlord's option: (i) Obtain from the NJDEP a "non-applicability letter" confirming that the proposed termination, assignment or subletting shall not be subject to the requirements of ISRA. Any representation or certification made by Tenant in connection with the non-applicability letter request shall constitute a representation and warranty by Tenant in favor of Landlord and any misrepresentation or breach of warranty contained in Tenant's request

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shall constitute a default under this Lease; and (ii) If reasonably indicated
by a reputable environmental consultant engaged by Landlord, at Landlord's expense, Tenant shall remove "hazardous waste" or "hazardous waste" attributable to Tenant's occupancy at the Premises in a manner which complies with NJDEP requirements under ISRA, at Tenant's expense, as if ISRA applied to Tenant and/or the Premises.

    In the event Tenant is obligated, under this Section or otherwise, to perform and/or cooperate in performing any ISRA obligations and/or obtain and/or cooperate in obtaining any ISRA approval, by way of a non-applicability letter, "negative declaration", the performance of an approved remedial action work plan, the obtaining of a no further action letter, the performance under a remediation agreement and/or otherwise (collectively the "ISRA Obligations") and, prior to fully performing such ISRA Obligations, there occurs the scheduled expiration of the Term of this Lease or any other termination of this Lease (collectively, a "Lease Termination"), and in the event (i) Landlord is obligated to deliver possession to a new tenant and (ii) Landlord is prevented from being able to deliver lawful possession because of such failure of Tenant to fully perform same, then Tenant shall, following such Lease Termination be deemed to be a holdover Tenant subject to the provisions of Section 20 hereof, until such time as Tenant has complied with the ISRA obligations.

10.  INSURANCE

    10.1 Insurance to be Maintained by Landlord. Landlord shall maintain (a) "all-risk" property insurance covering the Property (at its full replacement cost), but excluding Tenant's Property, and (b) commercial general public liability insurance covering Landlord for claims arising out of liability for bodily injury, death, personal injury, advertising injury and property damage occurring in and about the Property, and otherwise resulting from any acts and operations of Landlord, its agents and employees, and (c) rent loss insurance (collectively, "Landlord's Policies"), all of the above with limits that are required by any lender(s) of Landlord, or as are otherwise reasonably determined by Landlord.

    10.2 Liability Insurance. Tenant shall purchase at its own expense and keep in force during this Lease a policy or policies of (i) commercial general liability insurance, including personal injury and property damage, in the amount of not less than Two Million Dollars ($2,000,000.00) per occurrence and Five Million Dollars ($5,000,000.00) annual general aggregate per location, and comprehensive automobile liability insurance covering Tenant against any losses arising out of liability for personal injuries or deaths of persons and property damage occurring in or about the Premises and Property and (ii) "all-risk" property insurance covering Tenant's property (and otherwise resulting from any acts or operations of Tenant). Said policies shall (a) name Landlord, Agent, and any party holding an interest to which this Lease may be subordinated as additional insureds, (b) be issued by an insurance company with a Best rating of A-X or better and otherwise reasonably acceptable to Landlord and licensed to do business in the state in which the Property is located, (c) provide that said insurance shall not be canceled or materially modified unless thirty (30) days' prior written notice shall have been given to Landlord, (d) provide coverage on an occurrence basis; (e) provide coverage for the indemnity obligations of Tenant under this Lease; (f) contain a severability of insured parties provision and a cross liability endorsement; (g) be primary, not contributing with, and not in excess of coverage which Landlord may carry; (h) a hostile fire endorsement; and (i) otherwise be in such form and include such coverages as Landlord may reasonably require. Said policy or policies or, at Landlord's option, Certificate of Insurance on the so-called "ACORD" Form 27 evidencing said policies, shall be delivered to Landlord by Tenant upon commencement of the Lease and renewals thereof shall be delivered at least thirty (30) days prior to the expiration of said insurance.

    10.3 Waiver of Subrogation. To the extent permitted by law, and without affecting the coverage provided by insurance required to be maintained hereunder, Landlord and Tenant each waive any right to recover against the other for (a) damages for injury to or death of persons, (b) damages to property, (c) damages to the Premises or any part thereof or (d) claims arising by reason of the foregoing, to the extent such damages and claims are insured against or required to be insured against by Landlord or Tenant under this Lease. This provision is intended to waive, fully and for the benefit of each party, any rights and/or claims which might give rise to a right of subrogation by any insurance carrier. The coverage obtained by each party pursuant to this Lease shall include, without limitation, a waiver of subrogation by the carrier which conforms to the provisions of this section.

11.  ALTERATIONS

    11.1 Procedural Requirements. Tenant may, from time to time, at its expense, make alterations or improvements in and to the Premises (hereinafter collectively referred to as "Alterations"), provided that Tenant first obtains the written consent of Landlord in each instance. Landlord's consent to Alterations shall not be unreasonably withheld, provided that: (a) the Alterations are non-structural and the structural integrity of the Property shall not be affected; (b) the Alterations are to the interior of the Premises; (c) the proper functioning of the mechanical, electrical, heating, ventilating, air-conditioning ("HVAC"), sanitary and other service systems of the Property shall not be affected and the usage of such systems by Tenant shall not be increased; (d) the Alterations have no adverse effect on other leased premises in the Property; (e) Tenant shall have appropriate insurance coverage, reasonably satisfactory to Landlord, regarding the performance and installation of the Alterations; (f) the Alterations shall conform with all other requirements of this Lease; and (g) Tenant shall have provided Landlord with reasonably detailed plans (the "Plans") for such Alterations in advance of requesting Landlord's consent. Additionally, before proceeding with any Alterations, Tenant shall (i) at Tenant's expense, obtain all necessary governmental permits and certificates for the commencement and prosecution of Alterations; (ii) submit to Agent, for Landlord's written approval, working drawings, plans and specifications and all permits for the work to be done and Tenant shall not proceed with such Alterations until it has received said approval; and (iii) cause those contractors, materialmen and suppliers engaged to perform the Alterations to deliver to Landlord certificates of insurance (on the so-called "ACORD" Form 27) evidencing policies of commercial general liability insurance (providing the same coverages as required in Section 10.2(i) above) and workers compensation insurance. Such insurance policies shall satisfy the obligations imposed under Section 10.2(a) through (d), (f),
(g) and (h). After obtaining Landlord's approval to the Alterations, Tenant shall give Landlord at least five (5) days' prior written notice of the commencement of any Alterations at the Premises, and Landlord may elect to record and post notices of non-responsibility at the Premises.

    11.2 Performance of Alterations. Tenant shall cause the Alterations to be performed in compliance with all applicable permits, laws and requirements of public authorities, and with Landlord's reasonable rules and regulations or any other restrictions that Landlord or Agent may impose on the Alterations. Tenant shall cause the Alterations to be diligently performed in a good and workmanlike manner, using new materials and equipment at least equal in

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quality and class to the standards for the Property established by  Landlord or Agent. Tenant shall obtain all necessary permits and certificates for final governmental approval of the Alterations and shall provide Landlord with "as built" plans, copies of all construction contracts, governmental permits and certificates and proof of payment for all labor and materials, including, without limitation, copies of paid invoices and final lien waivers.

    11.3 Lien Prohibition. Tenant shall pay when due all claims for labor and material furnished to the Premises in connection with the Alterations. Tenant shall not permit any mechanics or materialmen's liens to attach to the Premises, the Property, or Tenant's leasehold estate. Tenant, at its expense, shall procure the satisfaction or discharge of record of all such liens and encumbrances within thirty (30) days after the filing thereof; or, if acceptable to Landlord, in its reasonable determination, Tenant may procure (for Landlord's benefit) a bond or other protection against any such lien or encumbrance. In the event Tenant has not so performed, Landlord may, at its option, pay and discharge such liens and Tenant shall be responsible to reimburse Landlord, on demand and as Additional Rent under this Lease, for all costs and expenses incurred in connection therewith, together with interest thereon at the rate set forth in Section 22.3 below, which expenses shall include reasonable fees of attorneys of Landlord's choosing, and any costs in posting bond to effect discharge or release of the lien as an encumbrance against the Premises or the Property.

12.  LANDLORD'S AND TENANT'S PROPERTY

    12.1 Landlord's Property. Subject to Section 12.2 below, all fixtures, machinery, equipment, improvements and appurtenances attached to, or built into, the Premises at the commencement of, or during the Term, whether or not placed there by or at the expense of Tenant, shall become and remain a part of the Premises; shall be deemed the property of Landlord (the "Landlord's Property"), without compensation or credit to Tenant; and shall not be
removed by Tenant unless Landlord requests their removal.   All Work Items
shall be deemed to be Landlord's Property, provided Tenant shall not be obligated to remove any part of the Work Items other than the office improvements depicted in the "Removal Area" as shown on the plan attached hereto as Exhibit "D", which Work Items shall be removed by Tenant prior to the expiration of the Term unless Landlord otherwise directs in writing. Further, any personal property in the Premises on the Commencement Date, movable or otherwise, unless installed and paid for by Tenant, shall be and shall remain the property of Landlord and shall not be removed by Tenant. In no event shall Tenant remove any of the following materials or equipment without Landlord's prior written consent: any power wiring or power panels, lighting or lighting fixtures, wall or window coverings, carpets or other floor coverings, heaters, air conditioners or any other HVAC equipment, fencing or security gates, or other similar building operating equipment and decorations.

    12.2 Tenant's Property. All movable non-structural partitions, business and trade fixtures, machinery and equipment, communications equipment and office equipment, that are installed in the Premises by, or for the account of, Tenant without expense to Landlord and that can be removed without structural damage to the Property, and all furniture, furnishings and other articles of movable personal property owned by Tenant and located in the Premises (collectively, the "Tenant's Property") shall be and shall remain the property of Tenant and may be removed by Tenant at any time during the Term, provided Tenant repairs or pays the cost of repairing any damage to the Premises or to the Property resulting from the installation and/or removal thereof. At or before the Expiration Date, or the date of any earlier termination, Tenant, at its expense, shall remove from the Premises all of Tenant's Property and any Alterations (except such items thereof as Landlord shall have expressly permitted, in writing, to remain, which property shall become the property of Landlord), and Tenant shall repair any damage to the Premises or the Property resulting from any installation and/or removal of Tenant's Property. Any other items of Tenant's Property that shall remain in the Premises after the Expiration Date, or following an earlier termination date, may, at the option of Landlord, be deemed to have been abandoned, and in such case, such items may be retained by Landlord as its property or be disposed of by Landlord, in Landlord's sole and absolute discretion and without accountability, at Tenant's expense. Notwithstanding the foregoing, if Tenant is in default under the terms of this Lease, it may remove Tenant's Property from the Premises only upon the express written direction of Landlord.

13.  REPAIRS AND MAINTENANCE

    13.1 Tenant Repairs and Maintenance. Tenant shall, at its expense, throughout the Term, (i) maintain and preserve, in first-class condition (subject to normal and customary wear and tear), the Premises and the fixtures and appurtenances therein (including, but not limited to, the Premises' plumbing and HVAC systems, all doors, overhead or otherwise, glass and levelers located in the Premises or otherwise available in the Property for Tenant's sole use; and excluding, however, those components of the Premises for which Landlord is expressly responsible under Section 13.2); and (ii) maintain, in full force and effect, a preventative maintenance and service contract with a reputable service provider for maintenance of the HVAC systems of the Premises. Tenant shall also be responsible for all cost and expenses incurred to perform any and all repairs and replacements (whether structural or non-structural; interior or exterior; and ordinary or extraordinary), in and to the Premises and the Property and the facilities and systems thereof, if and to the extent that the need for such repairs or replacements arises directly or indirectly from (a) the performance or existence of any Alterations, (b) the installation, use or operation of Tenant's Property in the Premises, (c) the moving of Tenant's Property in or out of the Property, or (d) any act, omission, misuse, or neglect of Tenant, any of its subtenants, or others entering into the Premises by act or omission of Tenant or any subtenant. Any repairs or replacements required to be made by Tenant to any or all of the structural components of the Property and the mechanical, electrical, sanitary, HVAC, or other systems of the Property or Premises shall be performed by appropriately licensed contractors approved by Landlord, which approval shall not be unreasonably withheld. All such repairs or replacements shall be subject to the supervision and control of Landlord, and all repairs and replacements shall be made with materials of equal or better quality than the items being repaired or replaced.

    13.2 Landlord Repairs. Notwithstanding anything contrary herein, Landlord shall repair, replace and restore the foundation, exterior and interior load-bearing walls, roof structure, and roof covering of the Property; provided, however, that (i) all costs and expenses so incurred by Landlord to repair, replace and restore the above items shall (except as provided below) constitute Operating Expenses; and (ii) notwithstanding (i) above, in the event that any such repair, replacement or restoration is necessitated by any or all of the matters set forth in Clauses 13.1(a), (b),
(c) or (d) [collectively, "Tenant Necessitated Repairs"], then Tenant shall be required to reimburse Landlord for all costs and expenses that Landlord incurs in order to perform such Tenant Necessitated Repairs, and such reimbursement shall be paid, in full, within ten (10) days after Landlord's delivery of demand therefor. Landlord agrees to commence the repairs, replacements or restoration described in this Section 13.2 within a reasonable period of time after receiving from Tenant written notice of the need for such
repairs.   Prior to the Commencement Date, Landlord shall, at its sole cost and expense, replace that portion of the roof over the original office portion of the Premises and perform necessary maintenance and code compliance work for that portion of the roof over the office addition of the Premises, as those areas are depicted in Exhibit "E" attached hereto and made a part hereof.

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Additionally, Landlord shall cause to be performed at no cost to Tenant those items of maintenance and repair work set forth in the April 3, 2000 letter from Hodder's Heating/Air Conditioning Inc. relating to the HVAC units serving the Premises. Landlord further agrees to replace the roof to the production area of the Premises, in 25% area increments, as shown on Exhibit "E" such replacement to commence in the third Lease year and to be undertaken in increments as aforesaid every other year thereafter (such schedule to be subject to acceleration at Landlord's discretion or to adjustment upon mutual agreement of Landlord and Tenant). The cost of replacement of the production area roof shall constitute an Operating Expense.

    13.3. Common Area Maintenance. Landlord shall keep and maintain the Common Areas including landscape maintenance and snow removal as required, the cost of such services being included as Operating Expenses. Tenant acknowledges that portions of the Common Areas comprising the streets and access roads are to be maintained by an Owner's Association in which Landlord is a member and that such association shall be responsible for maintenance and repairs. Association assessments for such services are included in Operating Expenses.

14.  UTILITIES.

    Tenant shall purchase all utility services from the utility or municipality providing such service; shall provide for scavenger, cleaning and extermination services; and shall pay for such services when payments are due.
 Tenant shall be solely responsible for the repair and maintenance of any meters necessary in connection with such services. Tenant's use of electrical energy in the Premises shall not, at any time, exceed the capacity of either or both of (i) any of the electrical conductors and equipment in or otherwise servicing the Premises; and (ii) the HVAC systems of either or both of the Premises and the Property.

15.  INVOLUNTARY CESSATION OF SERVICES.

    Landlord reserves the right, without any liability to Tenant and without affecting Tenant's covenants and obligations hereunder, to stop service of the HVAC, electric, sanitary, elevator (if any), or other systems serving the Premises, or to stop any other services required by Landlord under this Lease, whenever and for so long as may be necessary by reason of (i) accidents, emergencies, strikes, or the making of repairs or changes which Landlord or Agent in good faith deems necessary or (ii) any other cause beyond Landlord's reasonable control. Landlord agrees to provide Tenant with reasonable prior notice of such stoppage unless the cause of the stoppage is an emergency. Further, it is also understood and agreed that Landlord or Agent shall have no liability or responsibility for a cessation of services to the Premises or to the Property that occurs as a result of causes beyond Landlord's or Agent's reasonable control. No such interruption of service shall be deemed an eviction or disturbance of Tenant's use and possession of the Premises or any part thereof, or render Landlord or Agent liable to Tenant for damages, or relieve Tenant from performance of Tenant's obligations under this Lease, including, but not limited to, the obligation to pay Rent; provided, however, that if any interruption of services persists for a period in excess of five
(5) consecutive business days Tenant shall, as Tenant's sole remedy, be entitled to a proportional abatement of Rent to the extent, if any, of any actual loss of use of the Premises by Tenant.16. LANDLORD'S RIGHTS.
Landlord, Agent and their respective agents, employees and representatives shall have the right to enter and/or pass through the Premises at any time or times upon reasonable prior notice (except in the event of emergency): (a) to examine and inspect the Premises and to show them to actual and prospective lenders, prospective purchasers or mortgagees of the Property or providers of capital to Landlord and its affiliates; and (b) to make such repairs, alterations, additions and improvements in or to the Premises and/or in or to the Property or its facilities and equipment as Landlord is required or desires to make. Landlord and Agent shall be allowed to take all materials into and upon the Premises that may be required in connection with any repairs, alterations, additions or improvements, without any liability to Tenant and without any reduction or modification of Tenant's covenants and obligations hereunder; provided, however, that Landlord shall use reasonable efforts to avoid interference with Tenant's business operations and Tenant's occupancy and use of the Premises. During the period of six (6) months prior to the Expiration Date (or at any time, if Tenant has vacated or abandoned the Premises or is otherwise in default under this Lease), Landlord and its agents may exhibit the Premises to prospective tenants. Additionally, Landlord and Agent shall have the following rights exercisable, without notice to Tenant, without liability to Tenant, and without being deemed an eviction or disturbance of Tenant's use or possession of the Premises or giving rise to any claim for setoff or abatement of Rent: (i) to designate and approve, prior to installation, all types of signs; (ii) to have pass keys, access cards, or both, to the Premises; and (iii) to decorate, remodel, repair, alter or otherwise prepare the Premises for reoccupancy at any time after Tenant vacates or abandons the Premises for more than thirty (30) consecutive days or with no intention of reoccupying the Premises.

17.  NON-LIABILITY AND INDEMNIFICATION

    17.1 Non-Liability. Except as provided in Section 17.2.2, none of Landlord, Agent, any other managing agent, or their respective affiliates, owners, partners, directors, officers, agents and employees shall be liable to Tenant for any loss, injury, or damage, to Tenant or to any other person, or to its or their property, irrespective of the cause of such injury, damage or loss. Further, except as provided in Section 17.2.2, none of Landlord, Agent, any other managing agent, or their respective partners, directors, officers, agents and employees shall be liable (a) for any damage caused by other tenants or persons in, upon or about the Property, or caused by operations in construction of any public or quasi-public work; (b) with respect to matters for which Landlord is liable, for consequential or indirect damages purportedly arising out of any loss of use of the Premises or any equipment or facilities therein by Tenant or any person claiming through or under Tenant;
(c) any latent defect in the Premises or the Property; (d) injury or damage to person or property caused by fire, or theft, or resulting from the operation of heating or air conditioning or lighting apparatus, or from falling plaster, or from steam, gas, electricity, water, rain, snow, ice, or dampness, that may leak or flow from any part of the Property, or from the pipes, appliances or plumbing work of the same.

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    17.2  Indemnification.

         17.2.1 Tenant Indemnification. Tenant hereby indemnifies, defends, and holds Landlord, Agent and their respective affiliates, owners, partners, directors, officers, agents and employees (collectively, "Landlord
Indemnified Parties") harmless from and against any and all Losses (defined below) arising from or in connection with (a) the conduct or management of either or both the Property and the Premises or any business therein, or any work or Alterations done, or any condition created (other than by Landlord) in or about the Premises during the Term or during the period of time, if any, prior to the Commencement Date that Tenant may have been given access to the Premises; (b) any act, omission or negligence of Tenant or Tenant's Persons;
(c) any accident, injury or damage whatsoever (unless caused by Landlord's negligence) occurring in, at or upon either or both of the Property and the Premises; (d) any breach by Tenant of any of its warranties and representations under this Lease; (e) any actions necessary to protect Landlord's interest under this Lease in a bankruptcy proceeding or other proceeding under the Bankruptcy Code; (f) any violation or alleged violation by Tenant of any Law including, without limitation, any Environmental Law; (g) any breach of the provisions of Article 9 by Tenant or any of Tenant's Parties; (h) any Hazardous Use on, about or from the Premises or the Property of any Hazardous Materials; (i) claims for work or labor performed or materials supplies furnished to or at the request of Tenant; and (j) claims arising from any breach or default on the part of Tenant in the performance of any covenant contained in this Lease (collectively, "Tenant's Indemnified Matters"). In case any action or proceeding is brought against any or all of Landlord and the Landlord Indemnified Parties by reason of any of Tenant's Indemnified Matters, Tenant, upon notice from any or all of Landlord, Agent or any Superior Party (defined below), shall resist and defend such action or proceeding by counsel reasonably satisfactory to, or selected by, Landlord. The term "Losses" shall mean all claims, demands, expenses, actions, judgments, damages (whether direct or indirect, known or unknown, foreseen or unforeseen), penalties, fines, liabilities, losses of every kind and nature (including, without limitation, property damage, diminution in value of Landlord's interest in the Premises or the Property, damages for the loss or restriction on use of any space or amenity within the Premises or the Property, damages arising from any adverse impact on marketing space in the Property, sums paid in settlement of claims and any costs and expenses associated with injury, illness or death to or of any person), suits, administrative proceedings, costs and fees, including, without limitation, attorneys' and consultants' fees and expenses, and the costs of cleanup, remediation, removal and restoration, that are in any way related to any matter covered by the foregoing indemnity. The provisions of this Section shall survive the expiration or termination of this Lease.

         17.2.2 Landlord Indemnification. Landlord hereby indemnifies, defends and holds Tenant harmless from and against any and all claims, losses, costs, damages (actual, but not consequential or speculative), judgments, causes of action, administrative proceedings and third party expenses (including, but not limited to, court costs and attorneys' reasonable fees) actually suffered or incurred by Tenant as the sole and direct result of any negligent, willful or intentional acts or omissions of any or all of Landlord, Agent and any parties within the direct and sole control of either of Landlord or Agent. In the event that any action or proceeding is brought against Tenant, and the foregoing indemnity is applicable to such action or proceeding, then Landlord, upon notice from Tenant, shall resist and defend such action or proceeding by counsel reasonably satisfactory to Tenant. Notwithstanding anything to the contrary set forth in this Lease, however, in all events and under all circumstances, the liability of Landlord to Tenant shall be limited to the interest of Landlord in the Property, and Tenant agrees to look solely to Landlord's interest in the Property for the recovery of any judgment or award against Landlord, it being intended that Landlord shall not be personally liable for any judgment or deficiency. The provisions of this Section 17.2.2 shall survive the expiration or termination of this Lease.

    17.3 Force Majeure. The obligations of Tenant hereunder shall not be affected, impaired or excused, and Landlord shall have no liability whatsoever to Tenant, with respect to any act, event or circumstance arising out of (a) Landlord's failure to fulfill, or delay in fulfilling any of its obligations under this Lease by reason of labor dispute, governmental preemption of property in connection with a public emergency or shortages of fuel, supplies, or labor, or any other cause, whether similar or dissimilar, beyond Landlord's reasonable control; or (b) any failure or defect in the supply, quantity or character of utilities furnished to the Premises, or by reason of any requirement, act or omission of any public utility or others serving the Property, beyond Landlord's reasonable control.

    17.4 Liability Limitation. Tenant shall look solely to Landlord's interest in the Premises and Property for the satisfaction of any claim, liability, loss, recovery or judgment against Landlord. Landlord shall not have any personal liability with respect to any provisions of this Lease, or the Premises or Property. The liability of Landlord to Tenant shall be limited to Landlord's interest in the Premises and Property.

18.  DAMAGE OR DESTRUCTION

    18.1 Notification and Repair. Tenant shall give prompt notice to Landlord and Agent of (a) any fire or other casualty to the Premises or the Property, and (b) any damage to or defect in any part or appurtenance of the Property's sanitary, electrical, HVAC, elevator or other systems located in or passing through the Premises or any part thereof. Subject to the provisions of Section 18.3 below, if the Property or the Premises is damaged by fire or other insured casualty, Landlord shall repair (or cause Agent to repair) the damage and restore and rebuild the Property and/or the Premises (except for Tenant's Property) with reasonable dispatch after (x) notice to it of the damage or destruction and (y) the adjustment of the insurance proceeds attributable to such damage. Subject to the provisions of Section 18.3 below, Tenant shall not be entitled to terminate this Lease and no damages, compensation or claim shall be payable by Landlord for purported inconvenience, loss of business or annoyance arising from any repair or restoration of any portion of the Premises or of the Property pursuant to this Section. Landlord (or Agent, as the case may be) shall use its diligent, good faith efforts to make such repair or restoration promptly and in such manner as not to unreasonably interfere with Tenant's use and occupancy of the Premises, but Landlord or Agent shall not be required to do such repair or restoration work except during normal business hours of business days.

    18.2 Rental Abatement. If (a) the Property is damaged by fire or other casualty thereby causing the Premises to be inaccessible or (b) the Premises are partially damaged by fire or other casualty, the Rent shall be proportionally abated to the extent of any actual loss of use of the Premises by Tenant.

    18.3 Total Destruction. If the Property or the Premises shall be totally destroyed by fire or other casualty, or if the Property shall be so damaged by fire or other casualty that (in the opinion of a reputable contractor or architect designated by Landlord) (i) its repair or restoration requires more than one hundred eighty (180) days or (ii) such repair or restoration requires the expenditure of more than fifty percent (50%) of the full insurable value of the Property immediately prior to the casualty or (iii) the damage (x) is less than the amount stated in (ii) above, but more than ten percent (10%) of the full insurable value of the Property; and (y) occurs during the last two
(2) years of Lease Term, Landlord and Tenant shall each have the option to terminate this Lease (by so advising the other, in writing) within ten (10) days after said contractor or architect delivers written notice of its opinion to Landlord and Tenant, but in all events prior to the commencement of any
restoration of the Premises or the Property by Landlord.   Landlord shall
cause such opinion to be rendered within forty-five (45) days of the casualty. In such event, the termination shall be effective as of the date upon which either Landlord or Tenant, as the case may be, receives timely written notice from the other terminating this Lease pursuant to the preceding sentence. If neither Landlord nor Tenant timely delivers a termination notice, this Lease shall remain in full force and effect. If (A) any holder of a mortgage or deed of trust encumbering the Property or landlord pursuant to a ground lease encumbering the Property (collectively, "Superior Parties") or other party entitled to the insurance proceeds fails to make such proceeds available to Landlord in an amount sufficient for restoration of the Premises or the Property, or (B) the issuer of any casualty insurance policies on the Property fails to make available to Landlord sufficient proceeds for restoration of the Premises or the Property, then Landlord may, at Landlord's sole option, terminate this Lease by giving Tenant written notice to such effect within thirty (30) days after Landlord receives notice from the Superior Party or insurance company, as the case may be, that such proceeds shall not be made available, in which event the termination of this Lease shall be effective as of the date Tenant receives written notice from Landlord of Landlord's election to terminate this Lease. For purposes of this Section 18.3 only, "full insurable value" shall mean replacement cost, less the cost of footings, foundations and other structures below grade.

19.  EMINENT DOMAIN.

    If the whole, or any substantial portion, of the Property is taken or condemned for any public use under any Law or by right of eminent domain, or by private purchase in lieu thereof, and such taking would prevent or materially interfere with the Permitted Use of the Premises, this Lease shall terminate effective when the physical taking of said Premises occurs. If less than a substantial portion of the Property is so taken or condemned, or if the taking or condemnation is temporary (regardless of the portion of the Property affected), this Lease shall not terminate, but the Rent payable hereunder shall be proportionally abated to the extent of any actual loss of use of the Premises by Tenant. Landlord shall be entitled to any and all payment, income, rent or award, or any interest therein whatsoever, which may be paid or made in connection with such a taking or conveyance, and Tenant shall have no claim against Landlord for the value of any unexpired portion of this Lease. Notwithstanding the foregoing, any compensation specifically awarded to Tenant for loss of business or goodwill, or for its personal property, shall be the property of Tenant.

20.  SURRENDER AND HOLDOVER

    On the last day of the Term, or upon any earlier termination of this Lease, or upon any re-entry by Landlord upon the Premises, (a) Tenant shall quit and surrender the Premises to Landlord "broom-clean" and in good order, condition and repair, except for ordinary wear and tear and such damage or destruction as Landlord is required to repair or restore under this Lease, and
(b) Tenant shall remove all of Tenant's Property therefrom, except as otherwise expressly provided in this Lease. The obligations imposed under the preceding sentence shall survive the termination or expiration of this Lease.
 If any repairs are required to be performed in, to or at the Premises (pursuant to the preceding sentence or any other applicable provision of this Lease) upon the expiration or termination of the Term, Tenant shall cause such repairs to be performed, to Landlord's reasonable satisfaction, within ten
(10) business days after the date on which this Lease is terminated or expired. If Tenant fails to timely comply with the preceding sentence, then Landlord shall have the right to cause the repairs to be performed, at Tenant's expense, and all such expenses so incurred by Landlord shall bear interest (at the rate specified in the second sentence of subsection 22.3) from the date the expense is incurred until the date paid, in full, by Tenant (inclusive of interest). If Tenant remains in possession after the Expiration Date hereof or after any earlier termination date of this Lease or of Tenant's right to possession: (a) Tenant shall be deemed a tenant-at-will; (b) Tenant shall pay one hundred fifty percent (150%) of the aggregate of the Base Rent and Additional Rent last prevailing hereunder, and also shall pay all actual damages sustained by Landlord, directly by reason of Tenant's remaining in possession after the expiration or termination of this Lease; (c) there shall be no renewal or extension of this Lease by operation of law; and (d) the tenancy-at-will may be terminated upon thirty (30) days' written notice from Landlord. The provisions of this Section 20 shall not constitute a waiver by Landlord of any re-entry rights of Landlord provided hereunder or by law.

21.  EVENTS OF DEFAULT

    21.1 Bankruptcy of Tenant. It shall be a default by Tenant under this Lease if Tenant makes an assignment for the benefit of creditors, or files a voluntary petition under any state or federal bankruptcy or insolvency law, or an involuntary petition alleging an act of bankruptcy or insolvency is filed against Tenant under any state or federal bankruptcy or insolvency law that is not dismissed within ninety (90) days, or whenever a petition is filed by or against (to the extent not dismissed within ninety (90) days) Tenant under the reorganization provisions of the United States Bankruptcy Code or under the provisions of any law or like import, or whenever a petition shall be filed by Tenant under the arrangement provisions of the United States Bankruptcy Code or similar law, or whenever a receiver of Tenant, or of, or for, the property of Tenant shall be appointed, or Tenant admits it is insolvent or is not able to pay its debts as they mature.

    21.2 Default Provisions. Each of the following shall constitute a default by Tenant under this Lease: (a) if Tenant fails to pay Rent or any other payment when due hereunder within five (5) days after written notice from Landlord of such failure to pay on the due date; provided, however, that if in any consecutive twelve (12) month period, Tenant shall, on three (3) separate occasions, fail to pay any installment of Rent on the date such installment of Rent is due, then, on the third (3rd) such occasion and on each occasion thereafter on which Tenant shall fail to pay an installment of Rent on the date such installment of Rent is due, Landlord shall be relieved from any obligation to provide notice to Tenant, and Tenant shall then no longer have a five (5) day period in which to cure any such failure; or (b) if Tenant fails, whether by action or inaction, to timely comply with, or satisfy, any or all of the obligations imposed on Tenant under this Lease (other than the obligation to pay Rent) for a period of thirty (30) days after Landlord's delivery to Tenant of written notice of such default under this subsection 21.2(b); provided, however, that if the default cannot, by its nature, be cured within such thirty (30) day period, but Tenant commences and diligently pursues a cure of such default promptly within the initial thirty (30) day cure period, then Landlord shall not exercise its remedies under Section 22 unless such default remains uncured for more than sixty (60) days after Landlord's notice; or (c) Tenant vacates or abandons the Premises during the Term. Except for notices expressly provided for in this Lease, Tenant hereby waives all notices of any nature, including, without limitation, a notice to quit.

22.  RIGHTS AND REMEDIES

    22.1 Landlord's Cure Rights Upon Default of Tenant. If Tenant defaults in the performance of any of its obligations under this Lease, Landlord, without thereby waiving such default, may (but shall not be obligated to) perform the same for the account, and at the expense of, Tenant upon compliance with any notice requirements and cure periods set forth in Section 21.2.

    22.2 Landlord's Remedies. In the event of any default by Tenant under this Lease, Landlord, at its option, and after the proper notice and cure period, but without additional notice or demand from Landlord, if any, as provided in Section 21.2 has expired, may, in addition to all other rights and remedies provided in this Lease, or otherwise at law or in equity: (a) terminate this Lease and Tenant's right of possession of the Premises; or (b) terminate Tenant's right of possession of the Premises without terminating this Lease; provided, however, that Landlord shall use its reasonable efforts, whether Landlord elects to proceed under Subsections (a) or (b) above, to relet the Premises, or any part thereof for the account of Tenant, for such rent and term and upon such terms and conditions as are acceptable to Landlord. In the event of the termination of this Lease by Landlord pursuant to (a) above, Landlord shall be entitled to recover from Tenant (i) all damages and other sums that Landlord is entitled to recover under any provision of this Lease or at law or in equity, including, but not limited to, all fixed dollar amounts of Base Rent and Additional Rent accrued and unpaid for the period up to and including such termination date; (ii) all other additional sums payable by Tenant, or for which Tenant is liable, or in respect of which Tenant has agreed to indemnify Landlord, under any of the provisions of this Lease, that may be then owing and unpaid; (iii) all costs and expenses (including, without limitation, court costs and attorneys' reasonable fees) incurred by Landlord in the enforcement of its rights and remedies under this Lease; and (iv) any damages provable by Landlord as a matter of law including, without limitation, an amount equal to the positive difference, if any, between (x) the discounted present value (at 6% per annum) of the Base Rent provided to be paid for the remainder of the Term (measured from the effective termination date of this Lease) and (y) the fair market rental value of the Leased Premises (determined at the date of termination of this Lease) after deduction (from such fair market rental value) of all of Landlord's anticipated expenses of reletting. If Landlord elects to pursue its rights and remedies under Subsection (b), then Landlord shall at any time have the further right and remedy to rescind such election and pursue its rights and remedies under Subsection (a). For purposes of any reletting, Landlord is authorized to decorate, repair, alter and improve the Premises to the extent deemed necessary by Landlord, in its sole, but reasonable, discretion. If the Premises are relet and a sufficient sum is not realized therefrom, to satisfy the payment, when due, of Base Rent and Additional Rent reserved under the Lease for any monthly period (after payment of all Landlord's reasonable expenses of reletting), then Tenant shall, in Landlord's sole judgment, either (i) pay any such deficiency monthly or (ii) pay such deficiency on an accelerated basis, which accelerated deficiency shall be discounted at a rate of six percent (6%) per annum. If Landlord fails to relet the Premises, then Tenant shall pay to Landlord the sum of (x) the projected costs of Landlord's reasonable expenses of reletting (including the anticipated costs of repairs, alterations, improvements, additions, legal fees and brokerage commissions) as reasonably estimated by Landlord and (y) the accelerated amount of Base Rent and Additional Rent due under the Lease for the balance of the Term, discounted at a rate of six percent (6%) per annum. Tenant agrees that Landlord may file suit to recover any sums due to Landlord hereunder from time to time and that such suit or recovery of any amount due Landlord hereunder shall not be any defense to any subsequent action brought for any amount not theretofore reduced to judgment in favor of Landlord. In the event Landlord elects, pursuant to Subsection (b) of this Section 22.2, to terminate Tenant's right of possession only, without terminating this Lease, Landlord may, at Landlord's option, enter into the Premises, remove Tenant's Property, Tenant's signs and other evidences of tenancy, and take and hold possession thereof, as provided in Section 20 hereof; provided, however, that such entry and possession shall not terminate this Lease or release Tenant, in whole or in part, from Tenant's obligation to pay the Base Rent and Additional Rent reserved hereunder for the full Term, or from any other obligation of Tenant under this Lease. Any and all property that may be removed from the Premises by Landlord pursuant to the authority of the Lease or of law, to which Tenant is or may be entitled, may be handled, removed or stored by Landlord at the risk, cost and expense of Tenant, and in no event or circumstance shall Landlord be responsible for the value, preservation or safekeeping thereof. Tenant shall pay to Landlord, upon demand, any and all expenses incurred in such removal and all storage charges against such property so long as the same shall be in Landlord's possession or under Landlord's control. Any such property of Tenant not retaken from storage by Tenant within thirty (30) days after the end of the Term, however terminated, shall be conclusively presumed to have been conveyed by Tenant to Landlord under this Lease as in a bill of sale, without further payment or credit by Landlord to Tenant.

    22.3 Additional Rights of Landlord. Any and all costs, expenses and disbursements, of any kind or nature, incurred by Landlord or Agent in connection with the enforcement of any and all of the terms and provisions of this Lease, including reasonable attorneys' fees (through all appellate proceedings), shall be due and payable (as Additional Rent) upon Landlord's submission of an invoice therefor. All sums advanced by Landlord or Agent on account of Tenant under this Section, or pursuant to any other provision of this Lease, and all Base Rent and Additional Rent, if delinquent or not paid by Tenant and received by Landlord when due hereunder, shall bear interest at the rate of five percent (5%) per annum above the "prime" or "reference" or "base" rate of interest publicly announced as such, from time to time, by The First National Bank of Chicago, from the due date thereof until paid, and such interest shall be and constitute Additional Rent and be due and payable upon Landlord's or Agent's submission of an invoice therefor. The various rights, remedies and elections of Landlord reserved, expressed or contained herein are cumulative and no one of them shall be deemed to be exclusive of the others or of such other rights, remedies, options or elections as are now or may hereafter be conferred upon Landlord by law.

    22.4 Event of Bankruptcy. In addition to, and in no way limiting the other remedies set forth herein, Landlord and Tenant agree that if Tenant ever becomes the subject of a voluntary or involuntary bankruptcy, reorganization, composition, or other similar type proceeding under the federal bankruptcy laws, as now enacted or hereinafter amended, then: (a) "adequate assurance of future performance" by Tenant and/or any assignee of Tenant pursuant to Bankruptcy Code Section 365 will include (but not be limited to) payment of an additional/new security deposit in the amount of three (3) times the then current Base Rent payable hereunder; (b) any person or entity to which this Lease is assigned pursuant to the provisions of the Bankruptcy Code, shall be deemed, without further act or deed, to have assumed all of the obligations of Tenant arising under this Lease on and after the effective date of such assignment. Any such assignee shall, upon demand by Landlord, execute and deliver to Landlord an instrument confirming such assumption of liability; (c) notwithstanding anything in this Lease to the contrary, all amounts payable by Tenant to or on behalf of Landlord under this Lease, whether or not expressly denominated as "Rent", shall constitute "rent" for the purposes of Section 502(b)(6) of the Bankruptcy Code; and (d) if this Lease is assigned to any person or entity pursuant to the provisions of the Bankruptcy Code, any and all monies or other considerations payable or otherwise to be delivered to Landlord or Agent (including Base Rent, Additional Rent and other amounts hereunder), shall be and remain the exclusive property of Landlord and shall not constitute property of Tenant or of the bankruptcy estate of Tenant. Any and all monies or other considerations constituting Landlord's property under the preceding sentence not paid or delivered to Landlord or Agent shall be held in trust by Tenant or Tenant's bankruptcy estate for the benefit of Landlord and shall be promptly paid to or turned over to Landlord.

    22.5 Recovery of Possession. Following termination of the Lease or of Tenant's right of possession, Landlord immediately shall have the right to recover possession of the Premises; and to that end, Landlord may enter the Premises and take possession, without the necessity of giving Tenant any notice to quit or any other further notice, with legal process (or, if Tenant is not in occupancy, without legal process or proceedings) or may bring a summary dispossess action and obtain a judgment for possession of the Premises.

23.  BROKER

    Tenant covenants, warrants and represents that the broker set forth in
Section 1.8(A) was the only broker to represent Tenant in the negotiation of this Lease ("Tenant's Broker"). Landlord covenants, warrants and represents that the broker set forth in Section 1.8(B) was the only broker to represent Landlord in the negotiation of this Lease ("Landlord's Broker"). Landlord shall be solely responsible for paying the commission of Landlord's Broker. Each party agrees to and hereby does defend, indemnify and hold the other harmless against and from any brokerage commissions or finder's fees or claims therefor by a party claiming to have dealt with the indemnifying party and all costs, expenses and liabilities in connection therewith, including, without limitation, reasonable attorneys' fees and expenses, for any breach of the foregoing. The foregoing indemnification shall survive the termination of this Lease for any reason.

24.  MISCELLANEOUS

    24.1 Merger. All prior understandings and agreements between the parties are merged in this Lease, which alone fully and completely expresses the agreement of the parties. No agreement shall be effective to modify this Lease, in whole or in part, unless such agreement is in writing, and is signed by the party against whom enforcement of said change or modification is sought.

    24.2 Notices. Any notice required to be given by either party pursuant to this Lease, shall be in writing and shall be deemed to have been properly given, rendered or made only if personally delivered, or if sent by Federal Express or other comparable commercial overnight delivery service, addressed to the other party at the addresses set forth below (or to such other address as Landlord or Tenant may designate to each other from time to time by written notice), and shall be deemed to have been given, rendered or made on the day so delivered or on the first business day after having been deposited with the courier service:


                                If to Landlord:

                              First Industrial, L.P.
                              311 South Wacker Drive - Suite 4000
                              Chicago, IL   60606
                              Attn: Vice President - Portfolio Manager

                                with a copy to:

                              First Industrial Realty Trust, Inc.
                              200 Philips Road
                              Exton, PA. 19341-1326
                              Attn:  Peter O. Schultz, Jr. Regional Director

                                if to Tenant:

                              inTEST Corporation
                              3 Computer Lane
                              Cherry Hill, NJ 08003
                              Attn:  Hugh Regan, Jr.

    24.3 Non-Waiver. The failure of either party to insist, in any one or more instances, upon the strict performance of any one or more of the obligations of this Lease, or to exercise any election herein contained, shall not be construed as a waiver or relinquishment for the future of the performance of such one or more obligations of this Lease or of the right to exercise such election, but the Lease shall continue and remain in full force and effect with respect to any subsequent breach, act or omission. The receipt and acceptance by Landlord or Agent of Base Rent or Additional Rent with knowledge of breach by Tenant of any obligation of this Lease shall not be deemed a waiver of such breach.

    24.4 Legal Costs. Any party in breach or default under this Lease (the "Defaulting Party") shall reimburse the other party (the "Nondefaulting Party") upon demand for any legal fees and court (or other administrative proceeding) costs or expenses that the Nondefaulting Party incurs in connection with the breach or default, regardless whether suit is commenced or judgment entered. Such costs shall include legal fees and costs incurred for the negotiation of a settlement, enforcement of rights or otherwise. Furthermore, in the event of litigation, the court in such action shall award to the party in whose favor a judgment is entered a reasonable sum as attorneys' fees and costs, which sum shall be paid by the losing party. Tenant shall pay Landlord's attorneys' reasonable fees incurred in connection with Tenant's request for Landlord's consent under provisions of this Lease governing assignment and subletting, or in connection with any other act which Tenant proposes to do and which requires Landlord's consent.

    24.5 Parties Bound. Except as otherwise expressly provided for in this Lease, this Lease shall be binding upon, and inure to the benefit of, the successors and assignees of the parties hereto. Tenant hereby releases Landlord named herein from any obligations of Landlord for any period subsequent to the conveyance and transfer of Landlord's ownership interest in the Property. In the event of such conveyance and transfer, Landlord's obligations shall thereafter be binding upon each transferee (whether Successor Landlord or otherwise). No obligation of Landlord shall arise under this Lease until the instrument is signed by, and delivered to, both Landlord and Tenant.

    24.6 Recordation of Lease. Tenant shall not record or file this Lease (or any memorandum hereof) in the public records of any county or state.

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

    24.7 Survival of Obligations. Upon the expiration or other termination of this Lease, neither party shall have any further obligation nor liability to the other except as otherwise expressly provided in this Lease and except for such obligations as, by their nature or under the circumstances, can only be, or by the provisions of this Lease, may be performed after such expiration or other termination.

    24.8 Governing Law; Construction. This Lease shall be governed by and construed in accordance with the laws of the state in which the Property is located. If any provision of this Lease shall be invalid or unenforceable, the remainder of this Lease shall not be affected but shall be enforced to the extent permitted by law. The captions, headings and titles in this Lease are solely for convenience of reference and shall not affect its interpretation. This Lease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Lease to be drafted. Each covenant, agreement, obligation, or other provision of this Lease to be performed by Tenant, shall be construed as a separate and independent covenant of Tenant, not dependent on any other provision of this Lease. All terms and words used in this Lease, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require. This Lease may be executed in counterpart and, when all counterpart documents are executed, the counterparts shall constitute a single binding instrument.

    24.9 Time. Time is of the essence of this Lease. If the time for performance hereunder falls on a Saturday, Sunday or a day that is recognized as a holiday in the state in which the Property is located, then such time shall be deemed extended to the next day that is not a Saturday, Sunday or holiday in said state.

    24.10 Authority of Tenant. If Tenant is a corporation, partnership, association or any other entity, it shall deliver to Landlord, concurrently with the delivery to Landlord of an executed Lease, certified resolutions of Tenant's directors or other governing person or body (i) authorizing execution and delivery of this Lease and the performance by Tenant of its obligations hereunder and (ii) certifying the authority of the party executing the Lease as having been duly authorized to do so.

    24.11 WAIVER OF TRIAL BY JURY. THE LANDLORD AND THE TENANT, TO THE FULLEST EXTENT THAT THEY MAY LAWFULLY DO SO, HEREBY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT BY ANY PARTY TO THIS LEASE WITH RESPECT TO THIS LEASE, THE PREMISES, OR ANY OTHER MATTER RELATED TO THIS LEASE OR THE PREMISES.

    24.12 Prior Leases. Tenant and Landlord's predecessor, Cherry Hill Industrial Sites, Inc., are parties to certain leases dated February 11, 1996 and August 22, 1997 ("Prior Leases") respecting premises 2 Pin Oak Lane and
3 Esterbrook Lane, Cherry Hill Township, New Jersey ("Prior Premises"). Tenant shall vacate the Prior Premises within seven (7) days following the Commencement Date of this Lease. Upon such vacation, provided Tenant shall have paid all sums due under the Prior Leases and performed all of its covenants thereunder, the Prior Leases shall terminate. As of the Commencement Date, no further Base Rent shall accrue or be payable under the Prior Leases and such rent shall be apportioned as of the Commencement Date, with the amount of any prepaid Base Rent credited towards rent next payable under this Lease. Tenant's direct cost of occupancy under the Prior Leases shall accrue and be payable through the date of vacation of the Prior Premises.

    24.13 Joint and Several Liability. All parties signing this Lease as Tenant shall be jointly and severally liable for all obligations of Tenant hereunder.

    24.14 Riders. All Riders and Exhibits attached hereto shall be deemed to be a part hereof and hereby incorporated herein.

    IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Lease as of the day and year first above written.

                         LANDLORD: First Industrial, L.P., a Delaware
                                   limited partnership

                               By: /s/ First Industrial Realty Trust, Inc.,
                                   ----------------------------------------
                                   its general partner

                               By: /s/ Ross Kirk
                                   ----------------------------------------
                                   Managing Director

                           TENANT: inTEST Corporation, a New Jersey
                                   corporation

                               By: /s/ Hugh T. Regan, Jr.
                                   -------------------------------------
                              Its: Chief Financial Officer

                                      13